UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2007

VERISIGN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of

Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

487 East Middlefield Road, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

(650) 961-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

VeriSign, Inc., a Delaware corporation (“VeriSign” or the “Company”), announced that Timothy Tomlinson has been appointed to the Company’s Board of Directors, effective November 5, 2007. Mr. Tomlinson will serve on the Compensation Committee of the Board of Directors.

Mr. Tomlinson is “Of Counsel” with the law firm Greenberg Traurig, LLP. Mr. Tomlinson was the founder and a named partner of Tomlinson Zisko LLP, a law firm, from 1983 until its acquisition by Greenberg Traurig, LLP in May 2007. Mr. Tomlinson was a member of VeriSign’s Board of Directors from 1995 until 2001. Mr. Tomlinson holds a B.A. degree in Economics, a M.A. degree in History, and a J.D. degree from Stanford University.

Mr. Tomlinson will participate in the non-employee director compensation arrangements described in VeriSign’s 2007 proxy statement. Under the terms of those arrangements, he will receive an annual cash retainer of $40,000, an additional annual cash retainer of $20,000 as a member of the Compensation Committee, and equity-based awards of approximately $200,000 paid in the form of restricted stock units and non-qualified stock options. The cash retainers payable in 2007 will be prorated to reflect his service for a portion of the year.

Item 8.01.	Other Events.

VeriSign’s Board of Directors has appointed William L. Chenevich as Chairman of the Audit Committee, and has appointed D. James Bidzos to the Compensation Committee, effective November 5, 2007. Mr. Chenevich and Mr. Bidzos have each served on the Board of Directors of the Company since 1995.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: November 9, 2007	By:	/s/ Richard H. Goshorn
Richard H. Goshorn
Senior Vice President, General Counsel and Secretary